Exhibit 99.1

Xylem Inc. 1 International Drive, Rye Brook N.Y. 10573 Tel +1.914.323.5700 Fax +1.914.696.2960

Contacts:	Media	Investors
	Kelly McAndrew +1 (914) 323-5969	Phil DeSousa +1 (914) 323-5930
	Kelly.McAndrew@xyleminc.com	Phil.DeSousa@xyleminc.com

Xylem Inc. reports third quarter 2016 earnings

Company completes Sensus acquisition and also acquires Visenti, a provider of smart technologies for the management of water networks;

Both additions increase Xylem’s offerings of systems intelligence solutions

•	Third quarter 2016 earnings per share (EPS) were $0.41, down 15 percent from the prior year period due primarily to increased restructuring, realignment and acquisition-related costs; adjusted EPS[1] were $0.54, a 10-percent increase over the previous year

•	Third quarter 2016 revenue was $897 million; down one percent and flat organically compared with a year ago

•	Reported operating margin declined 110 basis points to 12.2 percent; adjusted operating margin increased 90 basis points to 14.6 percent, reflecting strong execution on productivity initiatives

•	Company continues to execute its capital deployment strategy, successfully completing the Sensus acquisition on October 31 and acquiring Singapore-based Visenti, provider of leak detection and pressure management products and services

RYE BROOK, N.Y., November 1, 2016 – Xylem Inc. (NYSE: XYL), a leading global water technology company dedicated to solving the world’s most challenging water issues, today reported third quarter 2016 net income of $73 million, or $0.41 per share, a decrease of 15 percent year-over-year reflecting higher restructuring, realignment and acquisition-related costs. Adjusted net income in the quarter was $97 million or $0.54 per share, a 10-percent increase over the prior year period. Third quarter revenue was $897 million, which was down one percent from third quarter 2015 and flat organically. The robust revenue growth in the public utility end market was offset by weaker conditions in the industrial sector. Reported operating margin in the quarter declined 110 basis points to 12.2 percent. On an adjusted basis, operating margin grew 90 basis points to 14.6 percent as strong execution on productivity initiatives more than offset inflation and targeted investments in strategic growth initiatives.

“I am pleased with our team’s performance this quarter as they executed well in a mixed market environment, while successfully advancing on our capital deployment strategy as well,” said Patrick Decker, Xylem President and Chief Executive Officer. “We continued to capitalize on a strong public utility end market, where we grew 10 percent globally and 25 percent in the U.S. in the quarter. This growth helped offset the softness in the broader industrial sector. We continue to drive cost savings from global procurement and lean and six sigma initiatives. In addition, we are accelerating certain restructuring actions to mitigate the weaker industrial sector and enable us to continue to drive margin expansion. Our productivity and business simplification initiatives will be key contributors as we continue to invest for stronger growth in the marketplace while further expanding operating margins to enhance our long-term earnings growth.”

[1]	See attachment for definitions of non-GAAP measures and non-GAAP reconciliations

“Yesterday, we completed the acquisition of Sensus, which expands our offerings to customers around the globe and reshapes the growth profile of Xylem as we significantly increase our exposure to the fast-growing public utility end market. This addition also enhances our ability to bring systems intelligence solutions to the marketplace in the water and energy industries. We are well into executing the integration planning of this business, operating as one business today and focused on realizing cost synergies and driving the substantial revenue synergies we expect from this combination.”

Mr. Decker continued, “In addition, we have completed the acquisition of Visenti, which provides products and services for utilities to optimize their drinking water networks, including in the rapidly growing areas of leak detection, pressure management and water quality monitoring. Visenti’s portfolio is highly complementary to the Sensus offerings, and targets utilities’ growing challenge of managing water loss, known as non-revenue water. This addition will enable us to immediately offer more valuable solutions to our customers. We look forward to integrating their capabilities into Xylem and helping them to scale and grow this business.”

Full-year 2016 Outlook

Xylem increased its forecast of full-year 2016 revenue to approximately $3.8 billion, including approximately five-percent growth from completed acquisitions and the unfavorable impacts of foreign exchange. On an organic basis, Xylem’s revenue growth now is anticipated to be one-and-one-half percent.

Xylem is maintaining the same adjusted EPS mid-point for the full year, while narrowing the range of its earnings outlook. Xylem now expects to generate full-year 2016 adjusted operating income of $509 million to $513 million, or adjusted EPS of $2.02 to $2.04. The Company is also updating its projected restructuring and realignment costs to approximately $45 million for the year. Excluding revenue, Xylem provides guidance only on a non-GAAP basis due to the inherent difficulty in forecasting certain amounts that would be included in GAAP earnings, such as integration and acquisition-related costs, special charges and discrete tax impacts.

Third Quarter Segment Results

Water Infrastructure

Xylem’s Water Infrastructure segment consists of its businesses serving clean water delivery, wastewater transport and treatment, dewatering and analytical instrumentation.

•	Third quarter 2016 Water Infrastructure revenue was $554 million, up one percent over the prior year period on a reported basis. This growth reflects continued strength in the public utility end market, which was up 10 percent on a global basis in the quarter and 25 percent in the U.S. In addition, the delivery of a major project in India contributed to the gains. This growth was largely offset by weaker conditions in the industrial end market, notably the ongoing declines in oil and gas in North America and a slowdown in Middle East projects.

•	Reported segment operating income was $79 million in the third quarter, down from $83 million in the prior year. Adjusted segment operating income was $88 million, a four-percent increase over the $85 million generated in the comparable period a year ago. Operating margin for the quarter decreased 80 basis points to 14.3 percent, reflecting a year-over-year increase in restructuring and realignment charges. Excluding these charges, adjusted operating margin for the segment increased 50 basis points reflecting strong productivity and volume growth, net of inflation, investments in strategic growth initiatives and unfavorable mix.

Applied Water

Xylem’s Applied Water segment consists of its portfolio of businesses in residential and commercial building services, and industrial and agricultural applications.

•	Third quarter 2016 revenue was $343 million, down two percent from the prior year period on a reported basis and one percent in constant currency. New product sales and channel investments helped drive growth in Europe, which was more than offset by declines in the U.S. industrial and commercial building sectors.

•	Segment operating income was $50 million in the third quarter, up from $46 million in third quarter 2015. Adjusted segment operating income grew year over year by $5 million to $53 million, reflecting the impact of accelerated productivity initiatives and cost control measures. Segment operating margin increased 150 basis points to 14.6 percent. On an adjusted basis, segment operating margin grew 180 basis points to 15.5 percent. A strong focus on cost reductions drove this margin expansion, which was partially offset by inflation and ongoing investment in growth initiatives.

Supplemental information on Xylem’s third quarter earnings and reconciliations for non-GAAP items are posted at http://investors.xyleminc.com.

About Xylem

Xylem (XYL) is a leading global water technology company committed to developing innovative technology solutions to the world’s water challenges. The Company’s products and services move, treat, analyze, monitor and return water to the environment in public utility, industrial, residential and commercial building services, and agricultural settings. With its October 2016 acquisition of Sensus, Xylem added smart metering, network technologies and advanced data analytics for water, gas and electric utilities to its portfolio of solutions. The combined Company’s nearly 16,000 employees bring broad applications expertise with a strong focus on identifying comprehensive, sustainable solutions. Headquartered in Rye Brook, New York with 2015 revenue of $3.7 billion, Xylem does business in more than 150 countries through a number of market-leading product brands.

The name Xylem is derived from classical Greek and is the tissue that transports water in plants, highlighting the engineering efficiency of our water-centric business by linking it with the best water transportation of all – that which occurs in nature. For more information, please visit us at www.xylem.com.

Forward-Looking Statements

This press release contains information that may constitute “forward-looking statements.” Forward-looking statements by their nature address matters that are, to different degrees, uncertain. Generally, the words “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “forecast,” “believe,” “target,” “will,” “could,” “would,” “should” and similar expressions identify forward-looking statements, which generally are not historical in nature. However, the absence of these words or similar expressions does not mean that a statement is not forward-looking.

These forward-looking statements include statements about the capitalization of Xylem Inc. (the “Company”), the Company’s restructuring and realignment, future strategic plans and other statements that describe the Company’s business strategy, outlook, objectives, plans, intentions or goals. All statements that address operating or financial performance, events or developments that we expect or anticipate will occur in the future – including statements relating to orders, revenues, operating margins and earnings per share growth, and statements expressing general views about future operating results – are forward-looking statements. Forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause actual results to differ materially from those expressed or implied in, or reasonably inferred from, such forward-looking statements. Factors that could cause results to differ materially from those anticipated include: economic, political and other risks associated with our international operations, including military actions, economic sanctions or trade embargoes that could affect customer markets, and non-compliance with laws, including foreign corrupt practice laws, export and import laws and competition laws; potential for unexpected cancellations or delays of customer orders in our reported backlog; our exposure to fluctuations in foreign currency exchange rates; competition and pricing pressures in the markets we serve; the strength of housing and related markets; ability to retain and attract key members of management; our relationship with and the performance of our channel partners; our ability to successfully identify, complete and integrate acquisitions, including the integration of Sensus; our ability to borrow or to refinance our existing indebtedness and availability of liquidity sufficient to meet our needs; changes in the value of goodwill or intangible assets; risks relating to product defects, product liability and recalls; governmental investigations; security breaches or other disruptions of our information technology systems; litigation and contingent liabilities; and other factors set forth in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2015, and those described from time to time in subsequent reports filed with the Securities and Exchange Commission. Forward-looking statements made herein are based on information currently available to the Company. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

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XYLEM INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED INCOME STATEMENTS (Unaudited)

(in millions, except per share data)

	Three Months		Nine Months
For the periods ended September 30,	2016	2015	2016	2015
Revenue	$897	$902	$2,676	$2,659
Cost of revenue	540	551	1,621	1,645

Gross profit	357	351	1,055	1,014
Selling, general and administrative expenses	219	207	665	631
Research and development expenses	23	23	75	71
Restructuring charges	6	1	18	5

Operating income	109	120	297	307
Interest expense	16	13	50	41
Other non-operating income, net	2	—	3	—
Gain from sale of businesses	—	—	—	9

Income before taxes	95	107	250	275
Income tax expense	22	19	40	49

Net income	$73	$88	$210	$226

Earnings per share:
Basic	$0.41	$0.48	$1.17	$1.25
Diluted	$0.41	$0.48	$1.17	$1.24
Weighted average number of shares:
Basic	179.3	180.8	179.0	181.5
Diluted	180.3	181.6	179.8	182.3
Dividends declared per share	$0.1549	$0.1408	$0.4647	$0.4224

XYLEM INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(in millions, except per share amounts)

	September 30, 2016	December 31, 2015
ASSETS
Current assets:
Cash and cash equivalents	$659	$680
Receivables, less allowances for discounts and doubtful accounts of $29 and $33 in 2016 and 2015, respectively	792	749
Inventories	488	433
Prepaid and other current assets	153	143

Total current assets	2,092	2,005
Property, plant and equipment, net	440	439
Goodwill	1,621	1,584
Other intangible assets, net	444	435
Other non-current assets	181	194

Total assets	$4,778	$4,657

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$341	$338
Accrued and other current liabilities	438	407
Short-term borrowings and current maturities of long-term debt	62	78

Total current liabilities	841	823
Long-term debt	1,148	1,196
Accrued postretirement benefits	335	335
Deferred income tax liabilities	114	118
Other non-current accrued liabilities	113	101

Total liabilities	2,551	2,573

Stockholders’ equity:
Common Stock – par value $0.01 per share:
Authorized 750.0 shares, issued 191.3 shares and 190.2 shares in 2016 and 2015, respectively	2	2
Capital in excess of par value	1,871	1,834
Retained earnings	1,011	885
Treasury stock – at cost 11.9 shares and 11.8 shares in 2016 and 2015, respectively	(402)	(399)
Accumulated other comprehensive loss	(255)	(238)

Total stockholders’ equity	2,227	2,084

Total liabilities and stockholders’ equity	$4,778	$4,657

XYLEM INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(in millions)

For the nine months ended September 30,	2016	2015
Operating Activities
Net income	$210	$226
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	61	69
Amortization	36	33
Share-based compensation	15	11
Restructuring charges	18	5
Gain from sale of businesses	—	(9)
Other, net	8	10
Payments for restructuring	(11)	(11)
Changes in assets and liabilities (net of acquisitions):
Changes in receivables	(27)	(32)
Changes in inventories	(42)	(15)
Changes in accounts payable	14	6
Other, net	(8)	(33)

Net Cash – Operating activities	274	260

Investing Activities
Capital expenditures	(90)	(78)
Acquisition of business, net of cash acquired	(70)	—
Proceeds from sale of businesses	—	1
Proceeds from the sale of property, plant and equipment	—	1
Other, net	5	2

Net Cash – Investing activities	(155)	(74)

Financing Activities
Short-term debt issued	62	—
Short-term debt repaid	(80)	(3)
Long-term debt issued	540	—
Long-term debt repaid	(608)	—
Repurchase of common stock	(3)	(128)
Proceeds from exercise of employee stock options	22	14
Dividends paid	(84)	(77)
Other, net	1	—

Net Cash – Financing activities	(150)	(194)

Effect of exchange rate changes on cash	10	(44)

Net change in cash and cash equivalents	(21)	(52)
Cash and cash equivalents at beginning of year	680	663

Cash and cash equivalents at end of period	$659	$611

Supplemental disclosure of cash flow information:
Cash paid during the period for:
Interest	$34	$37
Income taxes (net of refunds received)	$60	$57

Xylem Inc. Non-GAAP Measures

Management reviews key performance indicators including revenue, gross margins, segment operating income and margins, orders growth, free cash flow, working capital, and backlog, among others. In addition, we consider certain non-GAAP (or “adjusted”) measures to be useful to management and investors evaluating our operating performance for the periods presented, and provide a tool for evaluating our ongoing operations, liquidity and management of assets. This information can assist investors in assessing our financial performance and measures our ability to generate capital for deployment among competing strategic alternatives and initiatives, including but not limited to, dividends acquisitions, share repurchases and debt repayment. However, other than with respect to total revenue, we only provide guidance on a non-GAAP basis and do not provide reconciliations of such forward-looking measures to GAAP due to the inherent difficulty in forecasting certain amounts that would be included in GAAP earnings, such as, integration and acquisition-related costs, special charges and tax related special items. These adjusted metrics are consistent with how management views our business and are used to make financial, operating and planning decisions. These metrics, however, are not measures of financial performance under GAAP and should not be considered a substitute for revenue, operating income, net income, earnings per share (basic and diluted) or net cash from operating activities as determined in accordance with GAAP. We consider the following non-GAAP measures, which may not be comparable to similarly titled measures reported by other companies, to be key performance indicators:

“Organic revenue” and “Organic orders” defined as revenue and orders, respectively, excluding the impact of fluctuations in foreign currency translation and contributions from acquisitions and divestitures. Divestitures include sales of insignificant portions of our business that did not meet the criteria for classification as a discontinued operation. The period-over-period change resulting from foreign currency translation assumes no change in exchange rates from the prior period.

“Constant currency” defined as financial results adjusted for foreign currency translation impacts by translating current period and prior period activity using the same currency conversion rate. This approach is used for countries whose functional currency is not the U.S. dollar.

“EBITDA” defined as earnings before interest, taxes, depreciation, amortization expense, and share-based compensation. “Adjusted EBITDA” reflects the adjustment to EBITDA to exclude restructuring and realignment costs, gain on sale of business and special charges.

“Adjusted Operating Income”, “Adjusted Segment Operating Income”, and “Adjusted EPS” defined as operating income, segment operating income and earnings per share, adjusted to exclude restructuring and realignment costs, gain on sale of businesses, special charges and tax-related special items, as applicable.

“Free Cash Flow” defined as net cash from operating activities, as reported in the Statement of Cash Flow, less capital expenditures as well as adjustments for other significant items that impact current results which management believes are not related to our ongoing operations and performance. Our definition of free cash flows does not consider certain non-discretionary cash payments, such as debt.

“Realignment costs” defined as costs not included in restructuring costs that are incurred as part of actions taken to reposition our business, including items such as professional fees, severance, relocation, travel, facility set-up and other costs.

“Special charges” defined as costs incurred by the Company, such as interest expense related to the early extinguishment of debt during Q2 2016, initial acquisition and integration related costs (including financing costs related to the bridge loan entered into in Q3 2016 for the Sensus acquisition), costs incurred for the contractual indemnification of tax obligations to ITT and other special non-operating items.

“Tax-related special items” defined as tax items, such as tax return versus tax provision adjustments, tax exam impacts, tax law change impacts, significant reserves for cash repatriation, excess tax benefits/losses and other discrete tax adjustments.

Xylem Inc. Non-GAAP Reconciliation

Reported vs. Organic & Constant Currency Orders

($ Millions)

	(As Reported — GAAP)				(As Adjusted — Organic)				Constant Currency
		(A)	(B)		(C)	(D)	(E) = B+C+D	(F) = E/A	(G) = (E - C) / A
	Orders	Orders	Change 2016 v. 2015	% Change 2016 v. 2015	Acquisitions / Divestitures	FX Contribution	Change Adj. 2016 v. 2015	% Change Adj. 2016 v. 2015
	2016	2015
Nine Months Ended September 30

Xylem Inc.	2,757	2,798	(41)	-1%	(24)	59	(6)	0%	1%

Water Infrastructure	1,700	1,737	(37)	-2%	(24)	44	(17)	-1%	0%
Applied Water	1,057	1,061	(4)	0%	—	15	11	1%	1%

Quarter Ended September 30

Xylem Inc.	946	939	7	1%	(10)	15	12	1%	2%

Water Infrastructure	604	590	14	2%	(10)	9	13	2%	4%
Applied Water	342	349	(7)	-2%	—	6	(1)	0%	0%

Quarter Ended June 30

Xylem Inc.	923	944	(21)	-2%	(9)	13	(17)	-2%	-1%

Water Infrastructure	562	585	(23)	-4%	(9)	11	(21)	-4%	-2%
Applied Water	361	359	2	1%	—	2	4	1%	1%

Quarter Ended March 31

Xylem Inc.	888	915	(27)	-3%	(5)	31	(1)	0%	0%

Water Infrastructure	534	562	(28)	-5%	(5)	24	(9)	-2%	-1%
Applied Water	354	353	1	0%	—	7	8	2%	2%

Xylem Inc. Non-GAAP Reconciliation

Reported vs. Organic & Constant Currency Revenue

($ Millions)

	(As Reported — GAAP)				(As Adjusted — Organic)				Constant Currency
		(A)	(B)		(C)	(D)	(E) = B+C+D	(F) = E/A	(G) = (E - C) / A
	Revenue	Revenue	Change 2016 v. 2015	% Change 2016 v. 2015	Acquisitions / Divestitures	FX Contribution	Change Adj. 2016 v. 2015	% Change Adj. 2016 v. 2015
	2016	2015
Nine Months Ended September 30

Xylem Inc.	2,676	2,659	17	1%	(25)	54	46	2%	3%

Water Infrastructure	1,634	1,602	32	2%	(25)	41	48	3%	5%
Applied Water	1,042	1,057	(15)	-1%	—	13	(2)	0%	0%

Quarter Ended September 30

Xylem Inc.	897	902	(5)	-1%	(8)	14	1	0%	1%

Water Infrastructure	554	551	3	1%	(8)	9	4	1%	2%
Applied Water	343	351	(8)	-2%	—	5	(3)	-1%	-1%

Quarter Ended June 30

Xylem Inc.	932	920	12	1%	(11)	13	14	2%	3%

Water Infrastructure	566	551	15	3%	(11)	11	15	3%	5%
Applied Water	366	369	(3)	-1%	—	2	(1)	0%	0%

Quarter Ended March 31

Xylem Inc.	847	837	10	1%	(6)	27	31	4%	4%

Water Infrastructure	514	500	14	3%	(6)	21	29	6%	7%
Applied Water	333	337	(4)	-1%	—	6	2	1%	1%

Xylem Inc. Non-GAAP Reconciliation

Adjusted Operating Income

($ Millions)

	Q1		Q2		Q3		YTD
	2016	2015	2016	2015	2016	2015	2016	2015
Total Revenue
• Total Xylem	847	837	932	920	897	902	2,676	2,659
• Water Infrastructure	514	500	566	551	554	551	1,634	1,602
• Applied Water	333	337	366	369	343	351	1,042	1,057

Operating Income
• Total Xylem	79	83	109	104	109	120	297	307
• Water Infrastructure	54	47	70	65	79	83	203	195
• Applied Water	39	46	51	51	50	46	140	143
• Total Segments	93	93	121	116	129	129	343	338

Operating Margin
• Total Xylem	9.3%	9.9%	11.7%	11.3%	12.2%	13.3%	11.1%	11.5%
• Water Infrastructure	10.5%	9.4%	12.4%	11.8%	14.3%	15.1%	12.4%	12.2%
• Applied Water	11.7%	13.6%	13.9%	13.8%	14.6%	13.1%	13.4%	13.5%
• Total Segments	11.0%	11.1%	13.0%	12.6%	14.4%	14.3%	12.8%	12.7%

Special Charges
• Total Xylem	4	1	1	—	10	—	15	1
• Water Infrastructure	4	1	1	—	—	—	5	1
• Applied Water	—	—	—	—	—	—	—	—
• Total Segments	4	1	1	—	—	—	5	1

Restructuring & Realignment Costs
• Total Xylem	9	6	11	6	12	4	32	16
• Water Infrastructure	4	5	8	4	9	2	21	11
• Applied Water	3	1	3	2	3	2	9	5
• Total Segments	7	6	11	6	12	4	30	16

Adjusted Operating Income
• Total Xylem	92	90	121	110	131	124	344	324
• Water Infrastructure	62	53	79	69	88	85	229	207
• Applied Water	42	47	54	53	53	48	149	148
• Total Segments	104	100	133	122	141	133	378	355

Adjusted Operating Margin
• Total Xylem	10.9%	10.8%	13.0%	12.0%	14.6%	13.7%	12.9%	12.2%
• Water Infrastructure	12.1%	10.6%	14.0%	12.5%	15.9%	15.4%	14.0%	12.9%
• Applied Water	12.6%	13.9%	14.8%	14.4%	15.5%	13.7%	14.3%	14.0%
• Total Segments	12.3%	11.9%	14.3%	13.3%	15.7%	14.7%	14.1%	13.4%

Xylem Inc. Non-GAAP Reconciliation

Adjusted Diluted EPS

($ Millions, except per share amounts)

	Q3 2016				Q3 2015
	As Reported	Adjustments		Adjusted	As Reported	Adjustments		Adjusted
Total Revenue	897			897	902			902
Operating Income	109	22	a	131	120	4	a	124
Operating Margin	12.2%			14.6%	13.3%			13.7%
Interest Expense	(16)	4	b	(12)	(13)			(13)
Other Non-Operating Income (Expense)	2			2	—	2	b	2

Income before Taxes	95	26		121	107	6		113
Provision for Income Taxes	(22)	(2)	c	(24)	(19)	(4)	c	(23)

Net Income	73	24		97	88	2		90

Diluted Shares	180.3			180.3	181.6			181.6
Diluted EPS	$0.41	$0.13		$0.54	$0.48	$0.01		$0.49

	Q3 YTD 2016				Q3 YTD 2015
	As Reported	Adjustments		Adjusted	As Reported	Adjustments		Adjusted
Total Revenue	2,676			2,676	2,659			2,659
Operating Income	297	47	a	344	307	17	a	324
Operating Margin	11.1%			12.9%	11.5%			12.2%
Interest Expense	(50)	12	b	(38)	(41)			(41)
Other Non-Operating Income (Expense)	3			3	—	4	b	4
Gain from sale of businesses	—			—	9	(9)		—

Income before Taxes	250	59		309	275	12		287
Provision for Income Taxes	(40)	(23)	c	(63)	(49)	(10)	c	(59)

Net Income	210	36		246	226	2		228

Diluted Shares	179.8			179.8	182.3			182.3
Diluted EPS	$1.17	$0.20		$1.37	$1.24	$0.01		$1.25

a	Restructuring & realignment costs of $12 million and $4 million in the third quarter of 2016 and 2015, respectively, and special charges of $10 million of initial acquisition and integration costs in the third quarter of 2016. Restructuring & realignment costs of $32 million and $16 million year-to-date 2016 and 2015, respectively, and special charges of $15 million of initial acquisition and integration costs and $1 million of other special charges year-to-date 2016 and 2015, respectively.
b	Third quarter special charges of $4 million of financing costs related to the bridge loan entered into for the Sensus acquisition in 2016 and $2 million of other special charges in 2015. Year-to-date special charges of $ $4 million of financing costs related to the bridge loan entered into for the Sensus acquisition and $8 million of costs related to the early extinguishment of debt in 2016 and $4 million of other special charges in 2015.
c	Net tax impact on restructuring & realignment costs of $4 million and $1 million and on special charges of $2 million and $0 million, and tax-related special items of $4 million of benefit and $3 million of expense for the third quarter of 2016 and 2015, respectively. Net tax impact on restructuring & realignment costs of $9 million and $4 million and on special charges of $7 million and $0 million, and tax-related special charges of $7 million and $6 million for year-to-date 2016 and 2015, respectively.

Xylem Inc. Non-GAAP Reconciliation

Net Cash - Operating Activities vs. Free Cash Flow

($ Millions)

	Q1		Q2		Q3		Nine Months Ended
	2016	2015	2016	2015	2016	2015	2016	2015
Net Cash - Operating Activities	$41	$39	$84	$84	$149	$137	$274	$260
Capital Expenditures	(37)	(37)	(25)	(20)	(28)	(21)	(90)	(78)

Free Cash Flow	$4	$2	$59	$64	$121	$116	$184	$182

Net Income	66	64	71	74	73	88	210	226
Gain from sale of businesses	—	9	—	—	—	—	—	9
Special Charges - Interest	—	—	(8)	—	—	—	(8)	—

Net Income, excluding gain on sale of businesses and Special Charges - Interest	$66	$55	$79	$74	$73	$88	$218	$217

Free Cash Flow Conversion	6%	4%	75%	86%	166%	132%	84%	84%